Filed Pursuant To Rule 433

Registration No. 333-275079

March 12, 2024

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Live Address: https://twitter.com/Grayscale/status/1767565128256389291

Today, Grayscale submitted a Form S-1 for a new spot Bitcoin ETF called Grayscale Bitcoin Mini Trust with the U.S. Securities and Exchange Commission.

Upon appropriate regulatory approvals, the ticker for this product would be $BTC.

Pending approval, we plan for this new ETF to launch with a materially lower fee. This would be net-positive for existing GBTC investors, who would benefit from a lower blended fee with the same exposure to Bitcoin, spanning ownership of shares of both $GBTC and $BTC.

Through the innovative mechanics of a GBTC “spin-off” — which means a certain amount of the #Bitcoin backing #GBTC shares (as of a to-be-determined record date in the future) would be utilized to ‘seed’ the new #BTC Bitcoin ETF.

This would be an exciting innovation for the ETF wrapper, because while ‘spin-offs’ are commonplace, the market has never experienced a spin-off of a commodity-based ETF. Read more, including our full S-1, at this link: https://www.grayscale.com/blog/general-updates/what-is-grayscale-bitcoin-mini-trust

Importantly, both the launch of Grayscale Bitcoin Mini Trust and the GBTC spinoff are subject to regulatory review. The Grayscale team will share additional information as soon as possible. No action is required of current or future GBTC shareholders.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. For details and disclosures about GBTC, visit: https://etfs.grayscale.com/gbtc

A REGISTRATION STATEMENT RELATED TO GRAYSCALE BITCOIN MINI TRUST HAS BEEN FILED WITH THE SEC BUT HAS NOT YET BECOME EFFECTIVE. AN INVESTMENT IN THE FUND CANNOT BE MADE, NOR MONEY ACCEPTED, UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. AN INVESTOR SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE INVESTING. A PRELIMINARY PROSPECTUS WHICH CONTAINS THIS AND OTHER INFORMATION ABOUT THE FUND MAY BE OBTAINED BY EMAILING INFO@GRAYSCALE.COM. THE INFORMATION IN THE PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE FINAL PROSPECTUS SHOULD BE READ CAREFULLY BEFORE INVESTING, AND WHEN AVAILABLE MAY BE OBTAINED FROM THE SAME SOURCE. THIS COMMUNICATION IS NOT AN OFFER TO SELL FUND SHARES AND IS NOT SOLICITING AN OFFER TO BUY FUND SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. GRAYSCALE INVESTMENTS, LLC IS THE SPONSOR OF GRAYSCALE BITCOIN MINI TRUST.

March 2024

# What is Grayscale Bitcoin Mini Trust?

GRAYSCALE®

What is Grayscale Bitcoin Mini Trust? March 2024 Grayscale

Link: https://www.grayscale.com/blog/general-updates/what-is-grayscale-bitcoin-mini-trust

LinkedIn

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7173326526774497281/

Text:

Today, Grayscale submitted a Form S-1 for a new spot Bitcoin ETF called Grayscale Bitcoin Mini Trust with the U.S. Securities and Exchange Commission. If approved, this new ETF would launch with a materially lower fee and through the innovative mechanics of a GBTC “spin-off” — which means a certain amount of the Bitcoin backing #GBTC shares (as of a to-be-determined record date in the future) would be utilized to ‘seed’ the new #BTC Bitcoin ETF. This would be net-positive for existing GBTC investors, who would benefit from a lower blended fee with the same exposure to Bitcoin.

Find out more: https://www.grayscale.com/blog/general-updates/what-is-grayscale-bitcoin-mini-trust

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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. For details and disclosures about GBTC, visit: https://etfs.grayscale.com/gbtc

A REGISTRATION STATEMENT RELATED TO GRAYSCALE BITCOIN MINI TRUST HAS BEEN FILED WITH THE SEC BUT HAS NOT YET BECOME EFFECTIVE. AN INVESTMENT IN THE FUND CANNOT BE MADE, NOR MONEY ACCEPTED, UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. AN INVESTOR SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, AND CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE INVESTING. A PRELIMINARY PROSPECTUS WHICH CONTAINS THIS AND OTHER INFORMATION ABOUT THE FUND MAY BE OBTAINED BY EMAILING INFO@GRAYSCALE.COM. THE INFORMATION IN THE PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE FINAL PROSPECTUS SHOULD BE READ CAREFULLY BEFORE INVESTING, AND WHEN AVAILABLE MAY BE OBTAINED FROM THE SAME SOURCE. THIS COMMUNICATION IS NOT AN OFFER TO SELL FUND SHARES AND IS NOT SOLICITING AN OFFER TO BUY FUND SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.GRAYSCALE INVESTMENTS, LLC IS THE SPONSOR OF GRAYSCALE BITCOIN MINI TRUST.

What is Grayscale Bitcoin Mini Trust? March 2024 Grayscale

Link: https://www.grayscale.com/blog/general-updates/what-is-grayscale-bitcoin-mini-trust

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.